Exhibit 5.1

May 17, 2012

Cameron International Corporation

1333 West Loop South, Suite 1700

Houston, Texas 77027

Ladies and Gentlemen:

We have acted as counsel for Cameron International Corporation, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the proposed offer and sale by the Company of $250,000,000 in aggregate principal amount of the Company’s 1.60% Senior Notes due 2015 (the “2015 Notes”) and $250,000,000 in aggregate principal amount of the Company’s 3.60% Senior Notes due 2022 (the “2022 Notes” and, together with the 2015 Notes, the “Notes”), to be issued and sold pursuant to an underwriting agreement, dated May 14, 2012 (the “Underwriting Agreement”), by and among the Company and Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and RBS Securities Inc., as representatives of the several underwriters named therein (the “Underwriters”).

The Notes are being offered and sold pursuant to a prospectus supplement, dated May 14, 2012 (the “Prospectus Supplement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on May 15, 2012, to a prospectus dated December 22, 2011 (such prospectus, as amended and supplemented by the Prospectus Supplement, the “Prospectus”), included in a Registration Statement on Form S-3 (Registration No. 333-178708) (the “Registration Statement”), which Registration Statement became effective upon filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(e) under the Securities Act.

The Notes are to be issued pursuant to an Indenture (the “Base Indenture”), dated May 17, 2012, by and among the Company and Union Bank, N.A., as trustee (the “Trustee”), as supplemented and amended by the First Supplemental Indenture (herein so called) and the Second Supplemental Indenture (herein so called and, together with the First Supplemental Indenture, the “Supplemental Indentures”), each dated May 17, 2012, establishing the forms and terms of the Notes. The Base Indenture, as so supplemented and amended by the Supplemental Indentures, is referred to as the “Indenture.”

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh Shanghai Tokyo Washington	Trammell Crow Center, 2001 Ross Avenue, Suite 3700 Dallas, TX 75201-2975 Tel +1.214.220.7700 Fax +1.214.220.7716 www.velaw.com

We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the certificate of incorporation of the Company, as amended through the date hereof, (ii) certain resolutions adopted by the Board of Directors of the Company relating to the registration of the Notes and related matters, (iii) certain resolutions adopted by the Special Committee of the Board of Directors of the Company, (iv) the Registration Statement, (v) the Prospectus, (vi) the Base Indenture and each of the Supplemental Indentures, (vii) the Underwriting Agreement and (viii) such other certificates, instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that, assuming the Notes have been duly authenticated by the Trustee and paid for by the Underwriters as contemplated by the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion expressed herein is qualified in the following respects:

A.            As to any facts material to the opinion contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

B.           We have assumed that (i) all information contained in all documents submitted to us for review is accurate and complete, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are originals and all documents submitted to us as copies conform to the originals of those documents, (iv) each certificate from governmental officials reviewed by us is accurate, complete and authentic and all public records are accurate and complete, (v) each natural person signing any document has the legal capacity to do so, (vi) each person signing in a representative capacity any document reviewed by us had the legal capacity to do so and (vii) all Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus and the Underwriting Agreement.

C.            The opinion expressed herein is limited in all respects to the federal laws of the United States of America, the General Corporation Law of the State of Delaware and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

D.            The opinion is qualified to the extent that the enforceability of any document, instrument or security may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

E.             We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture or the Notes that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.